Exhibit 3.1

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES
(Date Received)	(For Bureau Use Only) This document is effective on the date filed, unless subsequent effective date within 90 days after received date is stated in the document.

Gayle Aiken, Paralegal Honigman Miller Schwartz and Cohn LLP 2290 First National Building Detroit MI 48226	EFFECTIVE DATE:

Document will be returned to the name and address you enter above.

If left blank document will be mailed to the registered office.

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              ARTICLES OF ORGANIZATION

For use by Domestic Limited Liability Companies

Pursuant to the provisions of Act 23, Public Acts of 1993, the undersigned execute the following Articles:

ARTICLE I

The name of the limited liability company is: Greektown Holdings, L.L.C.

ARTICLE II

The purpose or purposes for which the limited liability company is formed is: to engage in any activity within the purposes for which a limited liability company may be formed under the Limited Liability Company Act of Michigan.

ARTICLE III

The duration of the limited liability company if other than perpetual: perpetual

ARTICLE IV

1. The address of the registered office is:

565 East Lafayette, Detroit, Michigan 48226

2. The mailing address of the registered office, if different than above:

same

3. The name of the resident agent at the registered office is: Bruce Dall

ARTICLE V (Insert any desired additional provision authorized by the Act; attached additional pages, if needed.)

The business of the limited liability company shall be managed by or under the authority of one or more managers.

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Signed this 13th day of September, 2005

By /s/ GAYLE AIKEN

Gayle Aiken, Organizer